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                                                                    Exhibit 23.2


                  [LETTERHEAD OF NATION SMITH HERMES DIAMOND]



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The IXATA Group, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement of our report dated April 7, 2000 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), relating to the consolidated financial statements and schedules of The IXATA Group, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.



March 16, 2001
San Diego, California


/s/ Nation Smith Hermes Diamond
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  Nation Smith Hermes Diamond